Exhibit 99.1

New York, New York, August 12, 2003 (NASDAQ: NTLI)

NTL Incorporated announces results for three and six months ended June 30, 2003, & announces Senior Management changes

HIGHLIGHTS

•	Revenues increase to £551.3 million, Combined Segment Profit increases to £173.8 million and Net loss decreases to £159.0 million.

•	NTL Home Customer Growth accelerates, approximately 39,800 net customers added in the quarter; UK annualized churn down to 12.9%.

•	Customers now subscribing to over 5.6 million services in UK and over 6.0 million including Ireland.

•	Barclay Knapp to step down as President and Chief Executive Officer. He will continue working at NTL advising on strategy until the year-end.

•	Simon Duffy, currently Chief Operating Officer, becomes Chief Executive Officer.

•	NTL is actively pursuing one or more financing alternatives to reduce its high-cost debt.

Financial Highlights*	Quarterly Results
(In £ millions)	Q2-2003	Q2-2002

Revenues
Home	£369.5	£358.6
Business	71.2	78.1
Broadcast	64.8	66.3
Carriers	27.4	31.3
Ireland	18.4	14.7

Total Revenues	£551.3	£549.0

Combined Segment Profit	£173.8	£167.4

Combined Segment Profit Margin%	31.5%	30.5%
Net (loss)	(£159.0)	(£284.8)

*	The components of Combined Segment Profit as defined by the Company are set forth in the results summarized under the heading “Financial Results for the six months ended June 30, 2003”. This definition is consistent across the periods referred to in this release.

Q2 2002 Combined Segment Profit is presented prior to the effect of changes in certain assumptions relating to allocation of costs between capital and operating expense that were made in Q4 2002. These changes would have reduced Q2 2002 Combined Segment Profit by approximately £10.6 million ($15.5m) to £156.8 million ($229.0m) and reduced Combined Segment Profit margin from 30.5% to 28.6% had they been applied in Q2 2002.

NTL INCORPORATED
August 12, 2003

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

NTL uses certain non-GAAP financial measures (Combined Segment Profit, Segment Profit/Loss, Fixed Asset Additions (Accrual Basis) and Combined Segment Cash Flow) to supplement its consolidated financial statements presented on a United States GAAP basis. Since management uses these non-GAAP financial measures to understand NTL’s performance and to assess its prospects for the future, management believes they provide useful supplemental information to investors. In particular, the Chief Operating Officer uses Segment Profit and Loss, and Segment Cash Flow to evaluate performance for individual segments. NTL uses these non-GAAP financial measures in addition to and in conjunction with results presented in accordance with GAAP. Because non-GAAP financial measures are not standardized, it may not be possible to compare NTL’s non-GAAP financial measures with other companies’ non-GAAP financial measures that have the same or similar names.

In conjunction with recent SEC guidance on the application of Regulation G and the use of non-GAAP financial measures, in this earnings release and going forward NTL will now refer to

•	Combined Segment Profit and Segment Profit/Loss instead of EBITDA,

•	Fixed Asset Additions (Accrual Basis) instead of Capital Expenditures, and

•	Combined Segment Cash Flow instead of Operating Cash Flow.

Although the terms have changed, the computations are consistent in all periods referred to in this release.

The use of non-GAAP financial measures is discussed in further detail on page 18 of this press release.

NTL INCORPORATED
August 12, 2003

New York, New York (August 12 2003) – NTL Incorporated (NASDAQ: NTLI) announced today its second quarter 2003 results. Commenting on the results, Barclay Knapp, President and Chief Executive Officer of NTL, said:

I am pleased to announce yet another set of positive quarterly results. We are continuing to build momentum both operationally and financially in the business, and although there is still much we can improve upon, we have come further and faster than we expected.

Our Home group is accelerating customer growth with continued leadership in broadband and resurgent telephone products leading the way. We are stemming the losses in television, and overall have improved customer satisfaction dramatically, as evidenced by our 12.9% churn rate.

Our Business group continued to make steady progress while completing a right-sizing exercise during the quarter. Business telecoms is now poised for the same kind of profitability-led growth strategy we are executing in NTL Home.

Broadcast, Carriers, and our Shared Services groups all achieved excellent financial results amid varying challenges. Our drives for cost control and capital efficiencies across these and all of our operating groups have reaped great rewards.

NTL Ireland also accelerated its progress from the first quarter, achieving excellent financial results as well as bolstering its operations in several areas ahead of plan.

Financially, NTL is well ahead of the financial targets filed in January as part of our reorganization. Growth, profitability, and cash are all significantly positive relative to the plan. With our operational health now restored we can now turn our attention to our capital structure from a position of strength – and fortunately now with a stronger capital market environment as well.

With this quarter’s positive results and the favorable conditions I see ahead for NTL, I believe my mission in bringing NTL through its reorganization has been accomplished. Further, in Simon Duffy the company has a strong new leader who is clearly up to the challenges. I’m stepping down as CEO at close of business on August 15th, knowing that the company is well positioned and in very good hands.

I want to again thank all of our customers, suppliers, stakeholders and most of all – our associates – for not only another quarter of great results, but also a whole decade of wonderful experiences and personal growth for me.

NTL INCORPORATED
August 12, 2003

Group Review

During Q2 2003, NTL continued to build upon strong first quarter results. As a result, all Q2 2003 financial targets provided in the January 10, 2003 Form 8-K filing were met or exceeded.

Revenues for the current quarter of £551.3 million ($892.5m) were slightly ahead of both the same quarter 2002 and the first quarter of 2003. Group Revenue has benefited from continued growth within NTL Home, which added about 39,800 net new customers and approximately 115,400 net new Revenue Generating Units (RGUs) during the quarter. This brings the number of services being subscribed to by NTL Home’s customers to approximately 5,666,500. Contributing to the NTL Home Revenue growth is a strong focus on customer service, combined with the value of a bundled service proposition. These factors have enabled NTL to further manage churn down below 13%.

Combined Segment Profit was £173.8 million ($281.3m) for the current quarter. This represents an improvement of approximately 4% and 11%, respectively, over Q2 2002 and the first quarter of this year. Taking into account the changes in assumptions relating to the allocation of certain costs from capital to operating expense that occurred in Q4 2002 (which would have reduced Q2 2002 Combined Segment Profit by approximately £10.6 million ($15.5m) had these changes occurred in Q2 2002), Q2 2003 Combined Segment Profit increased by approximately 11% over Q2 2002. Contributing to the improvement in Combined Segment Profit was a favorable change in Revenue mix and further operational efficiencies.

Net Loss for the current quarter of £159.0 million ($257.6m) was 38% lower than Q2 2002, primarily reflecting the greater Segment Profit, lower Depreciation, reduced net Interest Expense, and Increased Foreign Currency Gains.

NTL has continued to grow the customer base with Fixed Asset Additions (Accrual Basis) below those projected in the January 10, 2003 Form 8-K filing. This is the result of efficiencies in Fixed Asset Additions (Accrual Basis), the ability to obtain greater leverage of existing Fixed Assets and the timing of projects within NTL Business and Broadcast. Over 75% of Fixed Asset Additions (Accrual Basis) are now growth focussed.

Combined Segment Cash Flow for the quarter of £101.6 million ($164.3m) was almost double Q2 2002, and £27.6 million ($45.7m) above that generated in the first quarter of this year. The improvement in Cash Flow reflects increased Segment Profitability, the more focussed and efficient program for Fixed Asset Additions (Accrual Basis) and enhanced Working Capital management. Net cash provided by operating activities pursuant to US GAAP was $214.9 million for Q2 2003, $201.3 million for Q2 2002 and $21.5 million for Q1 2003.

NTL further enhances liquidity during Q2 2003. At June 30, 2003, NTL had cash and cash equivalents of £359.4 million ($594.0m), which is £91.4 million ($151.1m) above the cash balance projected in the January 10, 2003 Form 8-K filing. Building upon the increased liquidity, NTL is now actively pursuing one or more financing alternatives to reduce its high cost debt, although it

NTL INCORPORATED
August 12, 2003

cannot be assured that a refinancing will be completed. The primary objectives of the refinancing would be to further enhance liquidity and to de-leverage the balance sheet.

NTL INCORPORATED
August 12, 2003

NTL Home

NTL Home built on the return to growth experienced in the first quarter 2003 by adding approximately 39,800 customers and approximately 115,400 RGUs in Q2, ending the quarter with 2,753,300 customers and 5,240,700 RGUs.

Having in Q1 2003, reversed the customer losses experienced during the Chapter 11 process, the growth in NTL Home’s customer base accelerated in the second quarter, with 47% greater net customer additions versus the first quarter 2003 growth.

In Q2 2003, NTL Home reported Revenues of £369.5 million ($598.2m), an increase of approximately 3% on Q2 2002, and Segment Profit of £163.7 million ($264.9m), an increase of approximately 8% compared with Q2 2002. Taking into account the changes in assumptions relating to the allocation of certain costs from capital to operating expense that occurred in Q4 2002 (which would have reduced Q2 2002 Segment Profit by approximately £3.3 million ($4.8m) had these changes occurred in Q2 2002), Q2 2003 Segment Profit increased by approximately 10% over Q2 2002.

ARPU (Average Revenue Per Unit) increased by approximately 4% to £41.04 in Q2 2003 as compared to Q2 2002. ARPU growth was driven by a combination of price increases and the addition of 488,600 broadband customers during the year, approximately 90% of whom subscribe to two or more services provided by NTL.

As a result of our bundled strategy, NTL Home has increased the number of its triple play customers (taking telephone, TV and broadband internet services) by about 134% year over year to a total of 508,700 in Q2 2003, compared to 217,000 in Q2 2002. Approximately 18% of customers now subscribe to all three services compared with an estimated 8% in Q2 2002.

NTL Home achieved approximately 129,300 gross customer additions in Q2 2003 compared with 49,000 gross customer additions in Q2 2002. Customer disconnects in Q2 2003 were 89,500, compared with 119,000 in Q2 2002.

Annualized churn declined from approximately 17.1% in Q2 2002 to approximately 12.9% in Q2 2003, reflecting continuing improvements in the overall customer experience, from call centre responsiveness and installation quality, to product pricing and packaging.

The number of broadband customers increased by approximately 103,300 to 764,200 in the second quarter. As of August 3, 2003, we have over 802,000 broadband customers. As anticipated and stated in Q1, broadband growth during the quarter was consistent with seasonal expectations. As we look to the third quarter of 2003, we expect broadband sales to remain strong, and to reflect the expected seasonal slowdown associated with the summer holiday months.

NTL Home ended the quarter with 1,268,000 paying Internet customers, of whom 1,190,000 are on our network; making the Company the 4th largest Internet provider in UK with an overall market share of about 11% (and a broadband market share of approximately 36%).

NTL INCORPORATED
August 12, 2003

The number of NTL Home telephony customers increased by 27,000 to 2,453,700 in the quarter, compared with a loss of 71,100 telephone customers in Q2 2002.

The number of digital television customers increased for the fifth consecutive quarter to 1,269,700 in Q2 2003, an increase of approximately 62,900 over Q2 2002. About 63% of NTL’s cable television subscribers now take a digital service from us. The continued growth in digital customers largely offset the reduction in our analog television base, as new technology replaces the older technology.

Customer service improvements and fault rate reductions continue in NTL Home, contributing to a 22% decline in the average number of calls made by our customers to a call center compared with Q2 2002. This lower volume of calls has enabled the Average Speed of Answer to drop to 57 seconds in Q2 2003 compared with 133 seconds in Q2 2002.

NTL Home – Summary Customer Statistics:

	Q2-2003	Q1-2003	Q4-2002	Q3-2002	Q2-2002

Total Customers*	2,753,300	2,713,500	2,686,400	2,667,000	2,696,200
Customer additions	129,300	116,100	105,800	84,000	49,000
Customer disconnects	89,500	89,000	108,100	113,000	119,000
Net customer movement	39,800	27,100	(2,300)	(29,000)	(70,000)
Churn (annualized)	12.9%	13.0%	15.9%	16.4%	17.1%
Revenue Generating Units**	5,240,700	5,125,300	4,983,900	4,870,900	4,837,600
Television	2,022,800	2,037,700	2,055,300	2,065,300	2,109,100
DTV	1,269,700	1,255,200	1,229,000	1,207,800	1,206,800
Telephone	2,453,700	2,426,700	2,411,500	2,425,000	2,452,900
Broadband	764,200	660,900	517,100	380,600	275,600
Service Units	5,666,500	5,561,600	5,454,100	5,528,500	5,535,900
Internet dial-up and DTV access	425,800	436,300	470,200	486,600	496,800
Internet dial-up free use***	0	0	0	171,000	201,500
Average Revenue Per User ****	£41.04	£40.65	£40.03	£38.89	£39.60

*	Total customers include MATV customers from Q4 2002.

**	Dial-up Internet customers are not included. The recent National Cable & Telecommunications Association (NCTA) reporting guidelines for the US Cable industry do not recognize dial-up Internet customers as RGUs, although they are revenue generating for NTL.

***	Service to these free use customers was discontinued in October 2002.

****	ARPU includes the former customers of BT Cable and MATV subscribers.

NTL INCORPORATED
August 12, 2003

NTL Business

NTL Business provides a competitive range of voice, data and Internet products to business customers and Public Sector organizations that can be economically connected to NTL’s network. Consistent with NTL Home’s successful strategy, NTL Business is focussed on growing Segment Profit by building customer satisfaction to retain its most profitable existing customers. Also contributing to expanded Segment Profitabilty is the up-selling and cross-selling of the most profitable products, to the most profitable existing customers.

In Q2 2003, NTL Business reported Revenues of £71.2 million ($115.3m), a decline of approximately 9% compared with Q2 2002. The decline in Revenue year over year is mainly attributable to the strategic focus shift from new customer acquisition to existing customer satisfaction and profitability. This includes the disconnection of certain low margin and unprofitable customers associated with the closure of the Viatel network (whose more profitable customers were largely migrated to the main NTL network), which has reduced Revenues by approximately £3.9 million ($6.3m) in Q2 2003 over Q2 2002.

Segment Profit increased by approximately 14% compared with Q2 2002 to £24.0 million ($38.9m), as a result of increased efficiencies and a focus on NTL Business’ most profitable products and customers; which has also resulted in an increase in Segment Profit margin to 33.7% in Q2 2003. Taking into account the changes in assumptions relating to the allocation of certain costs from capital to operating expense that occurred in Q4 2002 (which would have reduced Q2 2002 Segment Profit by approximately £2.3 million ($3.4m) had they occurred in Q2 2002), Q2 2003 Segment Profit has increased by approximately 28% over Q2 2002. This increase is a direct consequence of the successful execution of NTL Business’ strategy of up-selling and cross-selling its most profitable products to its most profitable existing customers.

In managing NTL Business for profitability, we are completing the final stages of organizational consolidation. Consequently we expect revenue to continue to decline at a similar rate quarter on quarter (approximately 5% per quarter) for the remainder of 2003 before returning to steady, managed growth in 2004.

NTL Broadcast

In Q2 2003, NTL Broadcast reported Revenues of £64.8 million ($104.9m) and Segment Profit of £26.9 million ($43.6m), a Revenue decline of approximately 2% and a Segment Profit decline of approximately 12%, respectively, compared with Q2 2002. Taking into account the changes in assumptions relating to the allocation of certain costs from capital to operating expense that occurred in Q4 2002 (which would have reduced Q2 2002 Segment Profit by approximately £0.3 million ($0.4m) had they occurred in Q2 2002), Q2 2003 Segment Profit has declined by approximately 11% over Q2 2002.

While the core transmission business remains strong, the decline in Segment Profit is principally attributable to a downturn in the media market where a number of NTL Broadcast’s fixed satellite distribution customers have gone into receivership, the slowing down of installation

NTL INCORPORATED
August 12, 2003

services for cellular network rollouts, and the scaling down of NTL’s Premium TV contract since Q2 2002.

In Q2 2003 the Media Services group renewed its analog transmission contract with Emap radio stations in a deal worth in excess of £2.0 million ($3.2m) over eight years. In association with SDN, the DTT multiplex operator in which NTL has a 33% shareholding, the Media Services group has concluded two multi-million pound deals. The first provides up to three new national radio stations throughout the UK for Emap and the second carriage deal is with Teletext Ltd which will allow them to enhance their services on the DTT platform. Other recent contracts include three new digital radio multiplexes and transmission for Now Digital (Bournemouth, Exeter and Peterborough) worth in excess of £10 million ($16.1m) over 12 years and three-year extensions to satellite uplinking contracts for National Geographic and Turner Broadcasting System, worth a total of £2.5 million ($4.0m).

During Q2 the Wireless Solutions group successfully completed trials of the CityCell product in Glasgow, offering mobile phone operators a shared city-centre coverage solution. We are currently in discussion with several operators with a view to introducing long-term services.

The Public Safety group is a national service and support organization that has been providing communication services for mission-critical customer operations for over 30 years. This group has performed strongly over the past year with revenue growth of approximately 13% year over year, helped by Managed Service contracts with six county police forces for migration to digital terminals (adding £14 million ($22.5m) to the order book). Across the UK 15,000 terminals need to be configured and programmed, with ongoing support for 3-5 years. We are currently the market leader in analog-to-digital replacement services and further contracts are expected soon. The total contract value of Public Safety orders taken in Q2 2003 was £10.3 million ($16.6m).

NTL Carriers

NTL Carriers provides a range of wholesale telecommunications services over NTL’s national network supporting voice, data and mobile operators. Products include network design and build, voice transit and termination, managed infrastructure services such as fibre and co-location along with retail products such as leased lines.

In Q2 2003, NTL Carriers reported Revenues of £27.4 million ($44.4m) and Segment Profit of £23.3 million ($37.7m), which represent a decline of approximately 12% and a decline of approximately 7%, respectively, compared with Q2 2002.

The decline in Revenue and Segment Profit is due to the continued downturn in the Carriers market, with a number of customers facing financial distress, together with increased competition in the market place adversely affecting pricing, and delayed roll-out of 3G cellular networks.

NTL INCORPORATED
August 12, 2003

NTL Ireland

NTL Ireland reinforced the significant improvement in financial performance achieved in Q1 2003, reporting Revenues of £18.4 million ($29.7m) and Segment Profit of £5.6 million ($9.0m) in Q2 2003. This represents an increase of approximately 25% for Revenue and 33% for Segment Profit, compared with Q2 2002.

Residential revenues increased by 25% reflecting the increased penetration of digital customers and a basic product price increase introduced in January 2003. The Business division continued to gain market share with revenues increasing by 24% year over year.

Segment Profit increased by approximately 33% year over year reflecting revenue growth and further improvements in operating cost efficiencies.

NTL Ireland ended the quarter with approximately 362,400 customers. Digital TV customers grew by approximately 8,500 to 53,300 (including MMDS customers).

As noted in prior results, NTL Ireland has introduced a more rigorous credit policy that is leading to the involuntary disconnection of certain customers. As a result of this initiative, NTL Ireland expects its residential customer base to decline by approximately 15,000 customers during the second half of 2003. The involuntary disconnects that took place in the second quarter resulted in an increase in cable customer churn to 14%, in line with our expectations.

ARPU increased approximately 27% year over year to £14.12 in the second quarter of 2003 from £11.12 in Q2 2002.

Shared Services

Shared Services reported a Segment Loss of £69.7 million ($112.8m) in Q2 2003, which represents an increase of approximately 7% compared to Q2 2002. Taking into account the changes in assumptions relating to the allocation of certain costs from capital to operating expense that occurred in Q4 2002 (which would have increased Q2 2002 Segment Loss by approximately £4.7 million ($6.9m) had they occurred in Q2 2002), Q2 2003 Segment Loss declined by 1% from Q2 2002.

Fixed Asset Additions (Accrual Basis)

Fixed Asset Additions (Accrual Basis) were £72.2 million ($117.0m) in Q2 2003. Taking into account the changes in assumptions relating to the allocation of certain costs from capital to operating expense that occurred in Q4 2002 (which would have resulted in a reduction of Q2 2002 Fixed Asset Additions (Accrual Basis) of approximately £10.6 million ($15.5m) had they occurred in Q2 2002), Q2 2003 Fixed Asset Additions (Accrual Basis) have declined by approximately 29% over Q2 2002.

NTL INCORPORATED
August 12, 2003

Fixed Asset Additions (Accrual Basis) have been lower in the first half of 2003 than indicated in our January 10, 2003 Form 8-K Filing. The Company anticipates that there will be some catch up in Fixed Asset Additions (Accrual Basis) by the end of the year.

Overall, Fixed Asset Additions (Accrual Basis) continue to be primarily related to customer premises equipment (CPE) where NTL has experienced unit cost reductions in the Home division. We are spending less per customer than anticipated in the January 10, 2003 8-K filing. Contributing to the favorable variance is the successful renegotiation of supplier terms and installation contracts. In addition, cost efficiencies resulting from the connecting of more pre-wired homes and the recycling of more set top boxes, have also contributed to a favorable variance for Fixed Asset Additions (accrual basis).

Support capital includes £4.2 million ($6.8m) relating to billing systems integration (the total project cost is estimated to be approximately £75.0 million, of which we have incurred approximately £36.6 million through June 30, 2003).

In order to provide comparable data to the US Cable industry, and in accordance with NCTA (National Cable & Telecommunications Association) reporting guidelines, NTL has allocated Fixed Asset Additions (Accrual Basis) to the standard reporting categories as follows:*

(figures in millions)

	Q2 2003

UK Fixed Asset Additions (Accrual Basis)
NCTA Fixed Asset Additions (Accrual Basis) CPE	£34.1	$55.2
Scaleable Infrastructure	10.9	17.7
Commercial	10.5	16.9
Line Extensions	0.5	0.8
Upgrade/Rebuild	2.1	3.5
Support Capital	9.9	16.0

Total NCTA Fixed Asset Additions (Accrual Basis)	68.0	110.1

Non NCTA Fixed Asset Additions (Accrual Basis) Broadcast/Other	1.5	2.5
Total UK Fixed Asset Additions (Accrual Basis)	69.5	112.6

Ireland	2.7	4.4

Total Fixed Asset Additions (Accrual Basis)	£72.2	$117.0

*	NTL is not a member of the NCTA and is providing this information solely for comparative purposes.

NTL INCORPORATED
August 12, 2003

NTL Incorporated Announces Senior Management Changes

The Board of Directors announced today that Barclay Knapp, President and Chief Executive Officer has decided to step down from this current role. He will remain at NTL until the end of 2003, advising the Board and the senior management team on strategy. Simon Duffy, who joined NTL in February 2003 as Chief Operating Officer, will become Chief Executive Officer effective as of close of business on August 15, 2003.

Jim Mooney, Chairman of NTL said “Barclay has done an outstanding job for us since NTL completed its financial restructuring in January. The Board and I asked him to ensure NTL delivered strong operational results, to support Simon as he got to know the business and to help us prepare for the refinancing of our high cost debt. I’m delighted to say that he has achieved these objectives and, consequently, he feels that now is the right time for him to step down as Chief Executive Officer. On behalf of the Board I would like to thank him for the contribution he has made to NTL and to wish him success in his next business venture.

“Simon has already proved himself to be a valuable member of the senior management team and, as Chief Executive Officer, he will lead NTL and ensure the Company continues to deliver profitable growth and service excellence.”

Barclay Knapp said, “Now is the right time for me to step down as CEO. As the Q2 financial results demonstrate, the Company is back on track and delivering a strong operational performance. I have experienced real highs and lows during my 10 years at NTL and I remain as passionate as ever about the future of cable in the UK. Over the past few months I have been working closely with Simon and I know that he is now ready for the top job.”

Simon Duffy added, “I am hugely excited about the challenges ahead. NTL is a great company with enormous untapped potential. I intend to ensure that we deliver it.”

NTL INCORPORATED
August 12, 2003

Financial Review*

Revenue Summary (in £ millions)

	Q2-2003	Q1-2003	Q4-2002	Q3-2002	Q2-2002

HOME
On-Net	£336.1	£328.9	£322.4	£314.6	£325.8
Wholesale & Off-Net	33.4	33.2	33.4	35.8	32.8

Total	369.5	362.1	355.8	350.4	358.6
BUSINESS	71.2	75.0	74.9	76.7	78.1
BROADCAST
Media	39.7	39.7	39.5	40.4	43.3
Wireless	10.8	11.0	11.2	11.1	10.3
Public Safety	14.3	13.6	12.5	11.9	12.7

Total	64.8	64.3	63.2	63.4	66.3
CARRIERS	27.4	27.6	26.8	28.5	31.3
IRELAND	18.4	17.5	15.4	15.7	14.7

Revenues	£551.3	£546.5	£536.1	£534.7	£549.0
Accounting Adjustments	—	—	(2.7)	—	—

TOTAL REVENUES	£551.3	£546.5	£533.4	£534.7	£549.0

*	In Q1 2003, NTL implemented a reorganization of certain of its business units. The associated changes included moving the Company’s Wholesale Internet division from NTL Business to NTL Home, its Public Safety division from NTL Business to NTL Broadcast and creating NTL Carriers by merging its carriers division with its mobile division and removing both from NTL Business. In addition, the allocation of certain costs from Shared Services to the various business units and the allocation of costs between NTL Home and NTL Business have changed. Finally, Corporate Expenses are now included in Central Support. The Revenue and Combined Segment Profit analysis in the Financial Review is presented in the revised structure and prior periods have been restated accordingly.

NTL INCORPORATED
August 12, 2003

Segment Profit (Loss) Summary (in £ millions)*

	Q2-2003	Q1-2003	Q4-2002	Q3-2002	Q2-2002

HOME
On-Net	£152.5	£143.7	£147.8	£138.1	£139.0
Wholesale & Off-Net	11.2	9.0	11.8	13.4	13.1

Total	163.7	152.7	159.6	151.5	152.1
BUSINESS	24.0	21.1	21.6	18.0	21.1
BROADCAST
Media	19.6	20.6	18.1	20.2	23.5
Wireless	5.2	5.7	4.7	6.0	5.0
Public Safety	2.1	2.3	1.1	1.9	1.9

Total	26.9	28.6	23.9	28.1	30.4
CARRIERS	23.3	22.2	22.4	24.5	25.0
SHARED SERVICES
Networks	(14.6)	(16.9)	(13.0)	(14.0)	(16.8)
Central Support/IT	(55.1)	(56.1)	(51.0)	(48.9)	(48.6)

Total	(69.7)	(73.0)	(64.0)	(62.9)	(65.4)
IRELAND	5.6	4.9	3.5	4.5	4.2

Segment Profit	£173.8	£156.5	£167.0	£163.7	£167.4
Accounting Adjustments	—	—	(4.0)	—	—

COMBINED SEGMENT PROFIT	£173.8	£156.5	£163.0	£163.7	£167.4

*	Q4 2002 includes the net effect of the Q4 2002 Accounting Adjustments of £4.0 million. This amount includes an adjustment for the reallocation of certain expenditures from capital to expense of approximately £41.2 million and an adjustment for the release of certain provisions, and the related increase in Combined Segment Profit, in the amount of approximately £43.4 million. These two adjustments relate principally to prior periods. Q1, Q2 and Q3 2002 Combined Segment Profit would be reduced by approximately £10 million per quarter if the reallocation of the £41.2 million from capital to expense were reflected in the appropriate quarters. The £43.4 million increase in Combined Segment Profit would not be reallocated to Q1, Q2 and Q3 2002 because these provisions relate to periods prior to 2002.

Corporate expenses are now included in Central Support. Prior periods have been restated accordingly.

NTL INCORPORATED
August 12, 2003

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures Continued from Page 2

NTL’s primary measure of profit or loss for each reportable segment is Segment Profit/Loss as defined elsewhere in this earnings release. Combined Segment Profit is the aggregate of the Segment Profit/Loss. The Chief Operating Officer considers Segment Profit/Loss an important indicator of the operational strength and performance of NTL’s reportable segments. Management uses Segment Profit/Loss in its calculation of Combined Segment Cash Flow to measure NTL’s ability to generate cash flows to service debt and make strategic investments. Segment Profit/Loss excludes the impact of costs and expenses that do not directly affect cash flows such as depreciation, amortization and share of income (loss) from equity investments. Segment Profit/Loss also excludes costs and expenses that are not directly related to the performance of a single reportable segment. Interest income and expense and foreign currency gains and losses, are not directly related to a single segment and therefore excluded from Segment Profit/Loss. Segment Profit/Loss also excludes certain costs such as recapitalization and restructuring expenses that management believes are not characteristic of NTL’s underlying business operations for the period in which they are recorded.

NTL’s primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets as measured on an accrual basis. NTL’s business is underpinned by its significant investment in network infrastructure and information technology. Management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating NTL’s liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations.

NTL’s primary measure of its liquidity is Combined Segment Cash Flow, which is defined as Combined Segment Profit less Fixed Asset Additions (Accrual Basis). Management uses Combined Segment Cash Flow as an important indicator of NTL’s ability to service its debt and make strategic investments.

There are various limitations associated with the use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure.

•	Combined Segment Profit (formerly EBITDA) is most directly comparable to the GAAP financial measure net loss. Some of the significant limitations associated with the use of Segment Profit/Loss and Combined Segment Profit as compared to net loss are (1) Segment Profit/Loss and Combined Segment Profit do not consider the amount of required reinvestment in depreciable fixed assets and (2) Segment Profit/Loss and Combined Segment Profit ignore the impact of recurring items on NTL’s results of operations. Management compensates for these limitations by using Segment Profit/Loss and Combined Segment Profit to measure segment profit and loss and not consolidated results of operations.

•	Fixed Asset Additions (Accrual Basis) (formerly Capital Expenditure) is most directly comparable to the GAAP financial measure purchases of fixed assets as reported in the Statement of Cash Flows. The significant limitations associated with the use of Fixed Asset

NTL INCORPORATED
August 12, 2003

Additions (Accrual Basis) as compared to purchases of fixed assets are (1) Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchases of fixed assets and (2) Fixed Asset Additions (Accrual Basis) excludes capitalized interest. Management excludes these amounts from Fixed Asset Additions (Accrual Basis) because both are more related to the cash management treasury function than to NTL’s management of fixed asset purchases for long-term operational performance and liquidity. Management compensates for these limitations by separately measuring and forecasting working capital and interest payments.

•	Combined Segment Cash Flow (formerly Operating Cash Flow) is most directly comparable to the GAAP financial measure net cash provided by (used in) operating activities as reported in the Statement of Cash Flows. Some of the significant limitations associated with the use of Combined Segment Cash Flow as compared to net cash provided by (used in) operating activities are (1) Combined Segment Cash Flow ignores changes in working capital (current assets less current liabilities), (2) Combined Segment Cash Flow ignores other cash provided by (used in) investing and financing activities and (3) Combined Segment Cash Flow does not represent the residual cash flow available for discretionary expenditures. Management compensates for these limitations primarily by using Combined Segment Cash Flow as a complement to NTL’s consolidated statement of cash flows.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP accepted in the United States. These non-GAAP financial measures reflect an additional way of viewing aspects of NTL’s operations that, when viewed with NTL’s GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting NTL’s business. Management encourages investors to review NTL’s financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

NTL INCORPORATED
August 12, 2003

Financial Results for the three months ended June 30, 2003
(in $ millions except per share data)

	Three Months Ended
	June 30,

	2003	2002

Revenues	$892.5	$802.8
Costs and expenses
Operating expenses	389.2	364.2
Selling, general and administrative expenses	222.0	194.1

	611.2	558.3

Combined Segment Profit	281.3	244.5
Other charges	20.9	2.1
Depreciation and amortization	341.1	357.4

Operating (loss)	(80.7)	(115.0)
Other income (expense)
Interest income and other, net	3.2	8.8
Interest expense	(186.9)	(226.6)
Recapitalization expense	–	(31.2)
Share of income (loss) from equity investments	(1.6)	0.2
Foreign currency transaction gains (losses)	21.0	(64.5)

(Loss) before income taxes	(245.0)	(428.3)
Income tax (expense) benefit	(12.6)	11.3
Net (loss)	$(257.6)	$(417.0)

Basic and diluted net (loss) per common share	$(5.10)	$(8.26)

Weighted average shares	50.5	50.5

NTL INCORPORATED
August 12, 2003

Financial Results for the six months ended June 30, 2003
(in $ millions except per share data)

	Six Months Ended
	June 30,

	2003	2002

Revenues	$1,768.4	$1,595.7
Costs and expenses
Operating expenses	797.8	745.1
Selling, general and administrative expenses	438.5	386.1

	1,236.3	1,131.2

Combined Segment Profit	532.1	464.5
Other charges	23.8	3.7
Depreciation and amortization	675.3	694.8

Operating (loss)	(167.0)	(234.0)
Other income (expense)
Interest income and other, net	5.9	18.2
Interest expense	(363.4)	(551.4)
Recapitalization expense	–	(63.3)
Share of income (loss) from equity investments	(1.5)	0.5
Foreign currency transaction gains (losses)	17.6	(69.5)

(Loss) before income taxes	(508.4)	(899.5)
Income tax (expense) benefit	(28.8)	22.6

Net (loss)	$(537.2)	$(876.9)

Basic and diluted net (loss) per common share	$(10.64)	$(17.36)

Weighted average shares	50.5	50.5

NTL INCORPORATED
August 12, 2003

Discussion of Three Months Ended June 30, 2003 Results

We operated our business as a debtor-in-possession subject to the jurisdiction of the U.S. Bankruptcy Court during the period from May 8, 2002 until January 10, 2003. Accordingly, our consolidated financial statements for periods prior to our emergence from Chapter 11 reorganization were prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). In addition, we adopted fresh-start reporting upon our emergence from Chapter 11 reorganization in accordance with SOP 90-7. For financial reporting purposes, the effects of the consummation of the Plan as well as adjustments for fresh-start reporting have been recorded in our consolidated financial statements as of January 1, 2003.

Pursuant to fresh-start reporting, a new entity was deemed created for financial reporting purposes and the carrying value of assets and liabilities was adjusted. The carrying value of assets was adjusted to their reorganization value that was equivalent to their estimated fair value. The carrying value of liabilities was adjusted to their present value.

Consolidated revenues increased by 11.2% to $892.5 million in the three months ended June 30, 2003, as compared to $802.8 million in the three months ended June 30, 2002. Consolidated revenues in UK pounds increased by 0.4% to £551.3 million from £549.0 million.

In the three months ended June 30, 2003 and 2002, the United Kingdom accounted for 96.7% and 97.3%, respectively, and Ireland accounted for 3.3% and 2.7%, respectively, of total consolidated revenues.

Consolidated revenues in dollars and UK pounds were comprised of the following:

	Three Months Ended June 30,

	2003	2002

	(in millions)
Consumer	$598.2	$524.4
Business	115.3	114.3
Broadcast	104.9	96.9
Carriers	44.4	45.7
Ireland	29.7	21.5

Total Revenues	$892.5	$802.8

Consumer	£369.5	£358.6
Business	71.2	78.1
Broadcast	64.8	66.3
Carriers	27.4	31.3
Ireland	18.4	14.7

Total Revenues	£551.3	£549.0

NTL INCORPORATED
August 12, 2003

In the three months ended June 30, 2003 and 2002, consumer telecommunications and television revenues were 67.0% and 65.3%, respectively, business telecommunications revenues were 12.9% and 14.2%, respectively, broadcast transmission and other revenues were 11.8% and 12.1%, respectively, carriers revenues were 5.0% and 5.7%, respectively, and Ireland revenues were 3.3% and 2.7%, respectively, of total consolidated revenues.

Consumer telecommunications and television revenues increased by 14.1% to $598.2 million from $524.4 million primarily as a result of changes in foreign currency exchange rates. These revenues in UK pounds increased by 3.0% to £369.5 million from £358.6 million. Consumer telecommunications and television revenues also increased due to an increase in broadband Internet services and growth in our wholesale Internet services business.

Business telecommunications revenues increased by 0.9% to $115.3 million from $114.3 million as a result of changes in foreign currency exchange rates. These revenues in UK pounds decreased by 8.8% to £71.2 million from £78.1 million. Business telecommunications revenues decreased principally due to a decline in customers, major installations and orders. We expect Business telecommunications revenues to continue to decline at a similar rate quarter on quarter (approximately 5%) for the remainder of 2003 before returning to steady, managed growth in 2004.

Broadcast transmission and other revenues increased by 8.3% to $104.9 million from $96.9 million as a result of changes in foreign currency exchange rates. These revenues in UK pounds decreased by 2.3% to £64.8 million from £66.3 million due to decreases in satellite and other revenues offset by increases in site sharing and public safety revenues.

Carriers revenues decreased 2.8% to $44.4 million from $45.7 million. These revenues in UK pounds decreased by 12.5% to £27.4 million from £31.3 million. The primary reasons for this decline were the continued downturn in the carriers market and the financial distress of some of the division’s customers, together with increased competition adversely affecting pricing and delayed roll out of 3G cellular networks.

NTL Ireland revenues increased 38.1% to $29.7 million from $21.5 million. These revenues in UK pounds increased 25.2% to £18.4 million from £14.7 million. The primary reasons for the increase were growth in digital television customers and a price increase that became effective in January 2003.

Operating expenses (including network expenses) increased 6.9% to $389.2 million from $364.2 million as a result of changes in foreign currency exchange rates. These expenses in UK pounds decreased 3.7% to £240.3 million from £249.7 million primarily as a result of decreases in telephony interconnection and television programming costs. Operating expenses as a percentage of revenues declined to 43.6% in 2003 from 45.4% in 2002.

Selling, general and administrative expenses increased 14.4% to $222.0 million from $194.1 million primarily as a result of changes in foreign currency exchange rates. These expenses in UK pounds increased by 4.0% to £137.2 million from £131.9 million. Selling, general and administrative expenses as a percentage of revenues increased to 24.9% in 2003 from 24.2% in

NTL INCORPORATED
August 12, 2003

2002.     The change in these expenses in 2003 as compared to 2002 reflects an increase in marketing and selling costs offset by various cost savings efforts including restructurings announced in the fourth quarter of 2002.

Other charges of $20.9 million and $2.1 million in the three months ended June 30, 2003 and 2002, respectively, were restructuring charges for employee severance and related costs. These costs were incurred for approximately 510 employees in the three months ended June 30, 2003.

Depreciation and amortization decreased to $341.1 million from $357.4 million. Depreciation expense decreased to $290.7 million from $341.9 million primarily due to the $2,498.0 million decrease in the carrying value of fixed assets subject to depreciation effective January 1, 2003 due to the adoption of fresh-start reporting. Amortization expense increased to $50.4 million from $15.5 million due to the $1,222.6 million increase in customer lists that are subject to amortization effective January 1, 2003 due to the adoption of fresh-start reporting.

Depreciation expense in the three months ended March 31, 2003 originally reported as $259.2 million has been adjusted to $284.4 million. In connection with fresh-start reporting in accordance with SOP 90-7, the carrying value of our assets was adjusted to their reorganization value as of January 1, 2003. New estimates of the useful lives of our fixed assets were made as part of the determination of their reorganization value. The new estimated useful lives were not used to calculate depreciation expense in the three months ended March 31, 2003. The new estimated useful lives were used to calculate depreciation expense for the six months ended June 30, 2003, and to recalculate depreciation expense in the three months ended March 31, 2003.

Interest expense decreased to $186.9 million from $226.6 million primarily as a result of the $9,486.9 million cancellation of debt on January 10, 2003 in connection with our emergence from Chapter 11 reorganization. Pursuant to SOP 90-7, in the period from May 8, 2002 to June 30, 2002 interest expense was included in the results of operations only to the extent that it would be paid during the bankruptcy proceeding or that it was probable that it would be an allowed priority, secured or unsecured claim. Therefore, interest expense in the three months ended June 30, 2002 excluded $121.2 million of contractual interest. Interest of $30.0 million and $35.5 million was paid in cash in the three months ended June 30, 2003 and 2002, respectively.

Recapitalization expense was $31.2 million in the three months ended June 30, 2002. Recapitalization expense included all transactions incurred as a result of our Chapter 11 reorganization. Recapitalization expense in the three months ended June 30, 2002 included $10.0 million for employee retention related to substantially all of our UK employees and $21.2 million for financial advisor, legal, accounting and consulting costs.

Foreign currency transaction gains (losses) were gains of $21.0 million and losses of $64.5 million in the three months ended June 30, 2003 and 2002, respectively. These losses in 2003 are primarily due to the effect of changes in exchange rates on U.S. dollar denominated debt of our subsidiaries Diamond Holdings Limited and NTL (Triangle) LLC whose functional currency is not the U.S. dollar. Our results of operations will continue to be affected by foreign exchange rate fluctuations.

NTL INCORPORATED
August 12, 2003

Income tax (expense) benefit was expense of $12.6 million in the three months ended June 30, 2003 and benefit of $11.3 million in the three months ended June 30, 2002. The 2003 expense is composed of $2.3 million U.S. federal income tax expense, $1.1 million U.S. state and local income tax expense and $9.2 million of deferred foreign income tax expense. None of the 2003 income tax except for a portion of the state and local tax is expected to be payable in the next year.

Net (loss) was $257.6 million in the three months ended June 30, 2003 and $417.0 million in the three months ended June 30, 2002. This change was the result of the factors discussed above, particularly the change in foreign currency transactions of $85.5 million and the reduction in depreciation expense of $51.2 million in 2003 as compared to 2002.

Basic and diluted net loss per common share in the three months ended June 30, 2002 is computed as if the 50.5 million shares issued in connection with our emergence from Chapter 11 reorganization on January 10, 2003 were outstanding as of January 1, 2002.

NTL INCORPORATED
August 12, 2003

Reconciliation of
Revenue to US GAAP Revenue and Reconciliation of Combined Segment Profit
to US GAAP net loss
(in millions)

	3 Months ended	3 Months ended	3 Months ended	3 Months ended	3 Months ended
	June 30, 2003	March 31, 2002	December 31, 2002	September 30, 2002	June 30, 2003

Revenue (in £’s)	£551.3	£546.5	£533.4	£534.7	£549.0
Effective exchange rate	1.61	1.60	1.57	1.55	1.46

US GAAP Revenue (in US$’s)	$892.5	$875.9	$839.1	$830.3	$802.8
Combined Segment Profit (in £’s)	£173.8	£156.5	£163.0	£163.7	£167.4
Effective exchange rate	1.61	1.60	1.57	1.55	1.46

Combined Segment Profit (in US$’s)	$281.3	$250.8	$256.0	$253.6	$244.5
Reconciling items:
Asset impairments	—	—	(418.5)	(26.6)	-
Other Charges	(20.9)	(2.9)	(95.9)	(289.6)	(2.1)
Depreciation & Amortization	(341.1)	(334.2)	(444.7)	(402.1)	(357.4)
Interest income (expense) and other, net	(183.7)	(173.8)	(108.9)	(99.3)	(217.8)
Interest income (expense) – NTL Europe Inc	—	—	(8.9)	—	—
Share of income (losses) from equity investments	(1.6)	0.1	(0.4)	(3.5)	0.2
Foreign currency transaction (losses) gains	21.0	(3.4)	(46.7)	22.1	(64.5)
Recapitalization items, net	—	—	(56.0)	(32.6)	(31.2)
Income tax benefit (expense)	(12.6)	(16.2)	(7.3)	10.4	11.3

Subtotal	(538.9)	(530.4)	(1,187.3)	(821.2)	(661.5)

US GAAP net (loss) in (US$)	($257.6)	($279.6)	($931.3)	($567.6)	($417.0)

NTL INCORPORATED
August 12, 2003

Reconciliation of
Fixed Asset Additions (accrual basis)
to US GAAP Purchase of Fixed Assets
(in millions)

	For the Three Months Ended June 30,

	2003	2002

Fixed Asset Additions (accrual basis) (in £’s)	£72.2	£112.3
Effective exchange rate	1.61	1.46

Fixed Asset Additions (accrual basis) (in US$’s)	$117.0	$164.1
Other items:
Changes in liabilities related to Fixed Asset Additions (accrual basis)	(4.4)	27.7
Capitalized interest	1.9	13.9

Subtotal	(2.5)	41.6

Purchase of fixed assets (in US$’s)	$114.5	$205.7

Reconciliation of
Combined Segment Cash Flow
to US GAAP net loss and net cash provided by operating activities
(in millions)

	For the Three Months Ended June 30,

	2003	2002

Combined Segment Cash Flow (in £s)	£101.6	£55.1
Add back: Fixed Asset Additions (accrual basis) (in £s)	72.2	112.3

Combined Segment Profit (in £s)	173.8	167.4
Effective exchange rate	1.61	1.46

Combined Segment Profit (in US$s)	$281.3	$244.5
Deduct: Combined Segment Profit to US GAAP net (loss) reconciling items (page 22)	(538.9)	(661.5)

US GAAP Net (loss) (in US$)	(257.6)	(417.0)
Adjustments to reconcile net (loss) to US GAAP cash provided by operating activities Depreciation and Amortization	341.1	357.4
Amortization of original issue discount	14.3	26.7
Provision for losses on accounts receivable	8.3	(16.4)
Other, primarily changes in working capital	108.8	250.6

US GAAP net cash provided by operating activities	$214.9	$201.3

NTL INCORPORATED
August 12, 2003

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include, among others, the “Risk Factors” set forth in the Company’s Form 10-Q for the three months ended March 31, 2003, as such filings may be amended from time to time, as well as: the impact of our organizational restructuring and integration actions; our ability to maintain contracts that are critical to our operations; potential adverse developments with respect to our liquidity or results of operations; our ability to fund and execute our business plan; our ability to attract, retain and compensate key executives and associates; our ability to attract and retain customers; general economic and business conditions; technological developments; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions; assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services; the impact of new business opportunities requiring significant up-front investment; and interest rate and currency exchange rate fluctuations. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

NTL INCORPORATED
August 12, 2003

For more information contact:

Investor Relations:

Virginia Ramsden, +44 (0) 20 7967 3338, or via e-mail at investorrelations@ntl.com

Media:

Alison Kirkwood, +44 (0)1256 752 662/07788 186154
Justine Parrish, +44 (0)20 746 4096/(0)7966 421 991

Buchanan Communications
Richard Oldworth or Jeremy Garcia, +44 (0)20 7466 5000

There will be a conference call to analysts and investors today at 08.30 ET/ 13.30 GMT. Analysts and investors can dial in to the presentation by calling in the United States 1-877-505-5130 or 1-706-634-1305 for international access or via a live webcast of the conference call and presentation on the Company’s website, www.ntl.com/investors.

The replay will be available for one week beginning approximately two hours after the end of the call until Tuesday 19 August, 2003. The dial-in number is as follows: US Replay Dial-in Number:1-800-642-1687 and the International Replay Dial-in Number is 1-706-645-9291, Conference ID: 1888221.

NTL INCORPORATED
August 12, 2003

APPENDIX — Residential Operating Statistics as of June 30, 2003

(subscriber totals in 000s)	UK	Ireland(1)	Total

Homes in Franchise	11,411.2	456.6	11,867.8
Homes Passed	8,404.1	456.6	8,860.7
Homes Marketable	7,756.9	456.6	8,213.5

Telco — On Net	7,538.0	23.0	7,561.0
ATV	7,756.9	456.6	8,213.5
DTV	7,266.9	392.7	7,659.6
Broadband	6,716.9	27.1	6,744.0
Customers	2,753.3	344.6	3,097.9

Single RGU	776.2	340.5	1,116.7
Dual RGU	1,468.4	4.1	1,472.5
Triple RGU (2)	508.7	—	508.7
Telephone	2,453.7	1.7	2,455.4
Television	2,022.8	344.6	2,367.4

DTV — Cable	1,269.7	49.5	1,319.2
ATV — Cable	731.3	295.1	1,026.4
ATV — MATV	21.8	—	21.8
Internet	1,190.0	4.1	1,194.1

Dial-Up (metered)	142.8	—	142.8
Dial-Up (unmetered)	265.1	1.7	266.8
DTV Access	17.9	—	17.9
Broadband	764.2	2.4	766.6
RGUs (3)	5,240.7	348.7	5,589.4

Telephone	2,453.7	1.7	2,455.4
Television	2,022.8	344.6	2,367.4
Broadband Internet	764.2	2.4	766.6
Service Units (4)	5,666.5	350.4	6,016.9
RGUs/Customer	1.90x	1.01x	1.80x
Service Units/Customer	2.06x	1.02x	1.94x
Penetration:
Telephone	32.6%	7.4%	32.5%
Television	26.1%	75.5%	28.8%
Broadband Internet	11.4%	8.9%	11.4%
Customer	35.5%	75.5%	37.7%
RGU	67.6%	76.4%	68.1%
Service Unit	73.1%	76.7%	73.3%
Q2 Customer/RGU Movement Opening Subs	2,713.5	347.6	3,061.1
Gross Adds	129.3	9.3	138.6
Disconnects (5)	(89.5)	(12.3)	(101.8)

Closing Customers	2,753.3	344.6	3,097.9
Quarterly Customer Adds	39.8	(3.0)	36.8
Quarterly RGU Adds	115.4	(2.5)	112.9
% Customer Churn (6)	12.9%	14.0%	13.0%
Off-Net Telephony	99.8	3.2	103.0

Telephone	21.8	2.0	23.8
Telephone + Internet	78.0	1.2	79.2

(1)	NTL Ireland also offers MMDS television to 70,000 marketable homes and had 3,800 digital and 14,000 analog MMDS customers in Q2 2003.

(2)	Triple customers include 1,600 subscribing to four services (taking both ATV and DTV).

(3)	RGUs are defined as all on-net telephone, television and Broadband Internet subscribers.

(4)	Service units are defined as all on-net telephone, television, Broadband Internet and Dial-Up Internet subscribers.

(5)	Disconnects include customers which cancel service due to moving premise.

(6)	Annualized churn is defined as: (Quarterly disconnects x4) / (Opening customers + 50% quarterly gross adds).